EXHIBIT 99.5

FORM OF LETTER TO SECURITIES DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES

KEYSTONE CONSOLIDATED INDUSTRIES, INC.
Up to 2,500,000 Shares of Common Stock
Offered Pursuant to Rights Distributed to Record Stockholders of
Keystone Consolidated Industries, Inc.

[______________], 2007

To Securities Dealers, Commercial Banks,Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies, and other nominees in connection with the subscription rights offering (the “Subscription Rights Offering”) by Keystone Consolidated Industries, Inc. (the “Company”) of shares of its common stock, par value $0.01 per share (the “Common Stock”), pursuant to non-transferable subscription rights (the “Subscription Rights”) distributed to all holders of record (“Recordholders”) of shares of Common Stock, at 5:00 p.m., Eastern Time, on [__________] (the “Record Date”). The Subscription Rights are described in the Company’s prospectus, dated [_________] (the “Prospectus”).

In the Subscription Rights Offering, the Company is offering an aggregate of up to 2,500,000 shares of Common Stock pursuant to the Prospectus. The Subscription Rights will expire, if not exercised, by 5:00 p.m., Eastern Time, on [________], unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, each Recordholder will receive 0.25 of a Subscription Right for each share of Common Stock owned of record as of the close of business on the Record Date, subject to adjustments to eliminate fractional rights.

Each whole Subscription Right will allow the holder thereof to subscribe for one share of Common Stock (the “Basic Subscription Right”) at the cash price of $10.00 per share (the “Subscription Price”). Fractional Subscription Rights or cash in lieu of fractional Subscription Rights will not be issued in the Subscription Rights Offering. Fractional Subscription Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers no more than 2,500,000 shares of Common Stock in the Subscription Rights Offering. As an example, if you owned 1,000 shares of Common Stock as of the Record Date, then you would receive 250 Subscription Rights pursuant to your Basic Subscription Right, and you would have the right to purchase 250 shares of Common Stock in the Subscription Rights Offering pursuant to your Basic Subscription Right.

Each Subscription Right also carries with it the ability for the holder thereof to subscribe (the “Oversubscription Right”), at the Subscription Price, for additional shares of Common Stock on a pro rata basis if any shares are not purchased by other Recordholders under their Basic Subscription Rights as of the Expiration Date (the “Excess Shares”). Each Recordholder may only exercise its Oversubscription Right if it exercised its Basic Subscription Right in full and other Recordholders do not exercise their Basic Subscription Rights in full. If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Oversubscription Right, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Subscription Rights holders who exercised their Oversubscription Rights. For the purposes of determining their eligibility for the Oversubscription Right, holders will be deemed to have exercised their Basic Subscription Right in full if they subscribe for the maximum number of whole Underlying Shares available under their Basic Subscription Rights. See “The Subscription Rights Offering — Basic Subscription Right” and “The Subscription Rights Offering – Oversubscription Right” in the Prospectus.

The Subscription Rights are evidenced by a Subscription Rights certificate (a “Subscription Rights Certificate”) registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to 0.25 of a Subscription Right for each share of Common Stock owned by such beneficial owner as of the Record Date. Subscription Rights may not be sold, transferred, or assigned; provided, however, that Subscription Rights are transferable by operation of law (for example, the transfer of Subscription Rights to the estate of a recipient upon the recipient’s death).

We are asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company, or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

Please take prompt action to notify any beneficial owners of Common Stock as to the Subscription Rights Offering and the procedures and deadlines that must be followed to exercise their Subscription Rights. If you exercise Oversubscription Rights on behalf of beneficial owners of Subscription Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of Oversubscription Rights, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Rights, whether the Basic Subscription Right of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Oversubscription Right by each beneficial owner of Subscription Rights on whose behalf you are acting.

All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and the Information Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees, or expenses will be paid by the Company, the Subscription Agent, or the Information Agent. Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instructions as to Use of Subscription Rights Certificates (the “Instructions”);

3.	A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4.	A Notice of Guaranteed Delivery for Subscription Rights Certificate;

5.	Nominee Holder Certification; and

6.	A return envelope addressed to Computershare Inc., the Subscription Agent.

Your prompt action is requested. To exercise Subscription Rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus and the Instructions. The Subscription Agent must receive the Subscription Rights Certificate with payment of the Subscription Price on or prior to 5:00 p.m., Eastern Time, on the Expiration Date. All payments must be made in U.S. dollars for the full number of UnderlyingShares being subscribed for pursuant to the Basic Subscription Right and the Oversubscription Right, as indicated. Failure to return the properly completed Subscription Rights Certificate with the correct payment will result in your not being able to exercise the Subscription Rights held in your name on behalf of yourself or other beneficial owners. Subscription Rights not exercised prior to the Expiration Date will expire without value. The exercise of Subscription Rights may be revoked at any time prior to the Expiration Date by following the procedures indicated in “The Subscription Rights Offering – Revocation” in the Prospectus.

Additional copies of the enclosed materials may be obtained from Georgeson Inc., the Information Agent for the Subscription Rights Offering. The Information Agent’s toll-free telephone number is (877) 278-3812. Banks and brokers please call collect at (212) 440-9800.

Very truly yours,

KEYSTONE CONSOLIDATED INDUSTRIES, INC.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF KEYSTONE CONSOLIDATED INDUSTRIES, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE SUBSCRIPTION RIGHTS OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.